[LOGO MAGNA-LAB INC.]

                                                              NEWS

6800 Jericho Turnpike, Suite 120W
Syosset, New York 11791
(516) 393 5874                     CONTACT: John R. Geisel, CEO, Magna-Lab, Inc.
                                            (978) 887-0055
                                            Devin Sullivan, SVP, The Equity
                                            Group Inc.
                                            (212) 836 9608
                                            dsullivan@equityny.com

                              FOR IMMEDIATE RELEASE

           MAGNA-LAB RECEIVES FDA CLEARANCE FOR CARDIAC VIEW PROBE(TM)

May 23, 2001 -- Syosset, NY - Magna-Lab Inc. (OTCBB: MAGLA) today announced that its Cardiac View Probe has been cleared for marketing and distribution in the United States by the U.S. Food and Drug Administration ("FDA"). Cardiac View Probe is a transesophageal receiving coil designed to operate in conjunction with a magnetic resonance imaging ("MRI") system to non-invasively aid in the production of high resolution MRI images of the aortic arch, the descending aorta and the coronary vessels of the heart to advance the definitive diagnosis of Coronary Artery Disease ("CAD").

John R. Geisel, Chief Executive Officer of Magna-Lab, commented, "This is a very significant milestone in the Company's history. We can now move forward with the post clearance marketing work that will introduce the Cardiac View Probe to the physician marketplace. We recently had our first meeting of the Clinical Focus Group organized by Eminent Research Systems, Inc., so this development is very timely."

Cardiac View Probe is a transesophageal MRI disposable receiver coil. The device is inserted into the patient's esophagus, placing it directly behind the heart, where in conjunction with MRI it produces high quality images of the heart.

As previously reported, Magna-Lab has also submitted to the FDA 510(k) Notification for clearance to market its Cardiac View Surface Coil(TM) for use in MRI and is awaiting a response to that Notification. It is intended that when the Cardiac View Probe is utilized in conjunction with the Cardiac View Surface Coil, the two products would surround the heart allowing the generation of additional imaging information.


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Magna-Lab, Inc.                                                           Page 2
May 23, 2001


Dr. Lawrence A. Minkoff, Ph.D., President and Chief Scientific Officer of Magna-Lab, said, "We believe that our Cardiac View Probe product represents an important leap forward in diagnosing a disease that afflicts more than 12 million Americans and is the nation's leading cause of death. The Cardiac View Probe is designed to produce high quality images of the heart and coronary vessels to aid in the detection of CAD."

Daniel M. Mulvena, Chairman of Magna-Lab, stated, "Cardiac View results from years of research by Magna-Lab under the scientific leadership of Dr. Minkoff. I am very excited about the future of Magna-Lab as we enter this new phase of the Company's corporate development. Our efforts are also supported by a strong financial position at our February 28, 2001 fiscal year-end, highlighted by cash and equivalents of $5.8 million and working capital of approximately $5.2 million."

Magna-Lab Inc. is the developer of products that are designed to help make MRI technology more effective for the detection and diagnosis of Coronary Artery Disease. The products are non-invasive or minimally invasive disposable medical devices intended to permit the imaging of the major vessels of the heart.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: delays in product proprietary rights; competition; material costs and availability; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; changes in, or the failure to comply with, government regulations as well as other matters discussed in the Company's filings with the Securities and exchange Commission.

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